THE SOMERSET GROUP, INC.

Selected Financial Data

(Dollars in thousands except per share amounts)
                                  Years Ended December 31,
                                         1997    1996    1995    1994    1993

Equity income of First Indiana          3,883   3,002   3,938   2,616   3,614
Commissions, fees & investment inc.     1,502   1,447     554      70      95
Gross profit of construction opera       ---     ---    1,649   4,303   2,544
Income from operations before taxes     3,407   2,926   5,548   4,132   3,631
Net income                              2,450   2,039   3,358   2,617   2,219
Net income per share--basic (2)          0.95     0.8    1.31    1.03    0.89
Net income per share--diluted (2)        0.93    0.78    1.29    1.01    0.88

                                             As of December 31,
                                         1997    1996    1995    1994    1993

Working capital                         5,970   5,835   9,104   6,852   4,885
Carrying value of investment in FIB    32,406  29,746  27,549  24,265  21,873
Market value of investment in FIB      68,515  48,470  38,882  23,782  24,890
Total assets                           40,976  38,212  38,726  39,804  34,995
Long-term debt                           ---     ---    2,500   5,500   5,500
Total liabilities                       8,013   6,976   9,228  13,375  11,091
Shareholders' equity                   32,963  31,236  29,498  26,429  23,904
Cash dividends per share (2)             0.18    0.16   0.128   0.064    ---
Book value per share  (2)               12.85   12.22   11.56   10.32    9.53

(1)  The construction operations were sold in June 1995.
(2) Per share amounts have been adjusted for five-for-four stock splits that were effective February 26, 1997 and February 29, 1996.

Market for the Company's Common Stock
The Company's common stock trades on the NASDAQ National Market System under the symbol SOMR. Quarterly range of prices for the Company's common stock for the years ended December 31, 1997 and 1996 is presented below:

                                          1997            1996
Quarter                               High    Low     High    Low
First -- ended March 31,             20.75(a)14.25   19.50(b)14.88
Second -- ended June 30,             15.50   13.50   16.50   15.00
Third -- ended September 30,         15.75   13.50   16.50   15.00
Fourth -- ended December 31,         22.00   14.94    17.5   16.25

As of February 27, 1998, there were 205 shareholders of record and approximately
 812 beneficial owners.

(a)  A five-for-four stock split was effective February 26, 1997
(b)  A five-for-four stock split was effective February 29, 1996





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